Exhibit 99.1

DEARBORN BANCORP, INC. FILES REGISTRATION STATEMENT

DEARBORN, Mich., June 25, 2004 — Dearborn Bancorp, Inc. (Nasdaq: DEAR) today announced that it has filed a registration statement with the Securities and Exchange Commission in connection with a proposed public offering of 1,150,000 shares of common stock. All of the shares will be newly issued by Dearborn Bancorp. The date on which the sale of the shares to the public will commence has not yet been determined.

The shares will be offered in a firm commitment underwritten offering, lead managed by Oppenheimer & Co. Inc. with Howe Barnes Investments, Inc. acting as co-manager. The proposed offering also currently contemplates that Dearborn Bancorp will grant the underwriters an option to purchase up to an additional 172,500 shares to cover over-allotments, if any.

Dearborn Bancorp is a registered bank holding company whose subsidiary, Community Bank of Dearborn, has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate and Auburn Hills, Michigan.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, copies of the prospectus relating to the offering may be obtained by contacting: Oppenheimer & Co. Inc., 125 Broad Street, New York, New York 10004 Attention: Syndicate Department, Telephone: (212) 668-8163.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on Dearborn Bancorp’s current expectations and estimates as to prospective events and circumstances that may or may not be in Dearborn Bancorp’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially. These risks and uncertainties include, but are not limited to, the risks related to Dearborn Bancorp’s ability to complete the underwritten public offering registration.

CONTACT:
Dearborn Bancorp, Inc.: Michael J. Ross, President or Jeffrey L. Karafa, CFO at (313) 565-5700.